THE SOMERSET GROUP, INC.        CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
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

	                                                  March 31, 		December 31,
ASSETS	                                               1999         		1998
Current assets
  Cash and cash equivalents	                       $612,000       	$526,000
  Short-term investments	                         2,927,000     	 3,713,000
  Trade accounts, notes and other receivables    	3,389,000     		1,888,000
  Prepaid expenses	                                 124,000        		87,000
                                                  ---------       ---------
    Total current assets	                         7,052,000     		6,214,000
                                                  ---------       ---------
Investments
  First Indiana Corporation (Fair values of
    $52,400,000 and $55,200,000)                 36,500,000    		36,104,000
                                                 ----------      ----------
Office furniture and equipment	                   1,368,000     		1,169,000
  Less accumulated depreciation	                    759,000       		712,000
                                                    -------         -------
	                                                   609,000       		457,000
                                                   --------         -------
Other assets
  Notes receivable, net                              25,000       		240,000
  Goodwill, net of accumulated amortization 	     1,269,000      	1,074,000
  Other                                            	504,000        	684,000
                                                  ---------       ---------
	                                                 1,798,000     		1,998,000
                                                  ---------       ---------
Total Assets	                                   $45,959,000   		$44,773,000
                                                 ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable                          	$344,000       	 $97,000
  Accrued compensation	                             204,000       		194,000
  Taxes, other than income taxes 	                   46,000        		33,000
  Income taxes	                                     462,000        		30,000
  Other accrued expenses	                           212,000        		65,000
                                                   --------         -------
     Total current liabilities	                   1,268,000       		419,000
                                                  ---------         -------
Deferred income taxes	                            9,040,000     		8,891,000
                                                  ---------       ---------
Shareholders' equity
  Common stock without par value, stated
  value of $.64, authorized 4,000,000 shares;
  issued and outstanding 2,909,214 shares         1,862,000     		1,862,000
  Capital in excess of stated value	              3,563,000     		3,599,000
  Accumulated other comprehensive
    income (loss)	                                  (29,000)      		(19,000)
  Retained earnings	                             31,209,000    		30,359,000
                                                 ----------      ----------
	                                                36,605,000    		35,801,000
  Less 55,308 and 17,317 treasury shares,
    at cost                                       	(954,000)     		(338,000)
                                                  ---------        --------
     Total shareholders' equity	                 35,651,000     	35,463,000
                                                 ----------      ----------
Total Liabilities and Shareholders' Equity	     $45,959,000   		$44,773,000
                                                 ==========      ==========
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                                              -3-

See accompanying Notes to Condensed Consolidated Financial Statements.